Exhibit 99.2

Consent of Director Nominee

Flat Rock Capital Corp., a Maryland corporation (the “Company”), is filing Amendment No.1 to the Registration Statement on Form 10 with the Securities and Exchange Commission (as amended from time to time, the “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the registration of shares of common stock of the Company. In connection therewith, I hereby consent, to being named as a person who has been nominated to serve as a member of the board of directors of the Company in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

/s/ Michael L. Schwarz
Name: Michael L. Schwarz
Date: April 28, 2017